UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2014

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code: (972) 431-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 14, 2014, J. C. Penney Corporation, Inc. (the “Corporation”), a wholly-owned subsidiary of J. C. Penney Company, Inc. (the “Company”), entered into a commitment letter (the “Commitment Letter”), with Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Goldman Sachs Bank USA (collectively, the “Commitment Parties”), under which the Commitment Parties have committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the Corporation with a $2.35 billion senior secured asset-based revolving credit and term loan facility (the “Credit Facility”).

The Credit Facility will replace the Amended and Restated Credit Agreement, dated as of January 27, 2012 (as amended and restated as of February 8, 2013, as amended on May 20, 2013, and as otherwise modified prior to the date hereof, the “Existing Credit Facility”). As with the Existing Credit Facility, borrowing availability under the Credit Facility will vary according to the Loan Parties’ (as defined below) levels of inventory, credit card receivables and accounts receivable. The Credit Facility is expected to mature five years from the closing date thereof.

All borrowings under the Credit Facility will accrue interest at a rate equal to, at the Corporation’s option, a base rate or an adjusted LIBOR rate plus a spread. The proceeds of the Credit Facility will be used (a) to repay or refinance all or a portion of the outstanding borrowings under the Existing Credit Facility, (b) to pay costs, expenses and fees in connection with the Credit Facility and other related transactions, and (c) for working capital and general corporate purposes. As of the date hereof, the Company has outstanding loans in the amount of $650 million under the Existing Credit Facility.

As with the Existing Credit Facility, the Credit Facility will be guaranteed by the Company, the Corporation, J. C. Penney Purchasing Corporation and certain of the Corporation’s subsidiaries (collectively, the “Loan Parties”). The Credit Facility will be secured by collateral substantially similar to the Existing Credit Facility (the “ABL Priority Collateral”). Any proceeds of the ABL Priority Collateral will be applied first to the satisfaction of all obligations under the revolving facility and second to the satisfaction of the obligations under the term loan facility.

The commitment by the Commitment Parties to provide the Credit Facility is subject to, among other things, execution of a definitive loan agreement and other loan documentation and the satisfaction of other customary conditions precedent for financings of this type. Under the Commitment Letter, the Corporation undertakes to indemnify the Commitment Parties against certain liabilities and to reimburse the Commitment Parties for certain fees and expenses.

Item 5.07    Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on May 16, 2014. At the Annual Meeting, stockholders considered and voted upon six proposals: (1) to elect ten directors nominated by the Board of Directors for a one-year term expiring at the next annual meeting of stockholders or until their successors are elected and qualified; (2) to ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending January 31, 2015; (3) to approve the Company's 2014 Long-Term Incentive Plan; (4) to approve amendments to the Company's Restated Certification of Incorporation, as amended, to restrict certain transfers of the Company's common stock in order to protect the tax benefits of the Company's net operating loss carryforwards; (5) to approve the Amended Rights Agreement in order to protect the tax benefits of the Company's net operating loss carryforwards; and (6) to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s Proxy Statement. The final results of the voting on each proposal were as follows:

1.	Election of Directors.

Nominee	For	Against	Abstain	Broker Non-Votes
Colleen Barrett	117,005,970	8,446,970	1,379,409	105,946,922
Thomas Engibous	116,490,037	8,372,704	1,969,608	105,946,922
Kent Foster	116,515,819	8,938,188	1,378,342	105,946,922
Leonard Roberts	116,288,692	8,570,753	1,972,904	105,946,922
Stephen Sadove	117,925,578	7,556,367	1,350,404	105,946,922
Javier Teruel	117,371,506	8,032,705	1,428,138	105,946,922
R. Gerald Turner	116,410,526	9,022,389	1,399,434	105,946,922
Ronald Tysoe	116,935,034	8,551,877	1,345,438	105,946,922
Myron E. Ullman, III	121,516,800	4,154,836	1,160,713	105,946,922
Mary Beth West	114,212,474	10,701,466	1,918,409	105,946,922

2. Ratification of Appointment of Independent Auditor.

For	Against	Abstain	Broker Non-Votes
224,026,982	6,208,401	2,543,888	N/A

3. Approve 2014 Long-Term Incentive Plan.

For	Against	Abstain	Broker Non-Votes
113,743,898	11,311,671	1,776,780	105,946,922

4. Approve Amendments to the Company’s Restated Certificate of Incorporation, as amended.

For	Against	Abstain	Broker Non-Votes
113,317,007	12,147,797	1,367,545	105,946,922

5. Approve the Amended Rights Agreement.

For	Against	Abstain	Broker Non-Votes
110,030,673	15,648,726	1,152,950	105,946,922

6. Advisory Vote on Compensation of Executive Officers.

For	Against	Abstain	Broker Non-Votes
112,201,201	10,106,774	4,524,374	105,946,922

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
J. C. PENNEY COMPANY, INC.

By /s/ Janet Dhillon
Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date: May 19, 2014